SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 03, 2022

Alterola Biotech, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-156091	82-1317032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

47 Hamilton Square Birkenhead Merseyside United Kingdom	CH41 5AR
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 151 601 9477

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Materially Definitive Agreement

As previously reported, on August 30, 2022, we entered into a letter of intent (the “LOI”) dated August 25, 2022 with Bright Green Corporation (“Bright Green”), a Delaware corporation, with a binding provision for Bright Green to acquire a 25% interest (the “Share Purchase”) in our company from existing shareholders in exchange for $4,000,000 (the “Purchase Price”). The LOI also has a non-binding option for Bright Green to acquire all of our outstanding capital stock.

The Share Purchase was subject to a Share Purchase Agreement with the following conditions, all of which have been satisfied:

1)	Bright Green shall have obtained and completed sufficient and satisfactory financing of the Purchase Price;
2)	We shall submit to, and facilitate, a due diligence review performed by Bright Green’s counsel; and
3)	Terry Rafih, or his designee, shall be appointed to our board of directors.

The closing of the Share Purchase occurred on October 4, 2022. The Purchase Price was divided equally among the following shareholder companies for their shares, controlled by affiliates of our company namely: Phyotherapeutix Holdings Ltd (Colin Stott), Equipped4 Holdings Limited (Dominic Schiller) and TPR Global Limited (Timothy Rogers).

These shareholder affiliates, through their respective companies, have committed in the SPA to enter into loan agreements with our company to provide up to $4,000,000 USD of working capital.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3rd, 2022, Seamus McAuley resigned as Chief Executive Officer, with immediate effect. On October 7, 2022, the board of directors accepted the resignation of Seamus McAuley as Chief Executive Officer.

Also on October 7, 2022, we have appointed the following officers and directors: David Hitchcock was appointed as our CEO, and Terry Rafih was appointed as a member of our board of directors.

David Hitchcock – CEO – Age 59

David Hitchcock, OBE has worked in the City of London for nearly 30 years, most recently in companies he co-founded to facilitate equity investment into UK Small and Medium Enterprises (SMEs). His experience concentrated particularly in the UK Life Sciences and Precision Engineering Sectors including listings onto the London Stock Exchange. David and his team bought several high precision engineering companies from administration, turning them round and creating over 200 jobs in Wales and the West of England including a standalone apprentice training centre.

David spent 21 years in Investment Banking with 10 years as a Managing Director at JPMorgan and Head of Investor Client Management. David and his team managed the bank’s most senior client relationships with its most important institutional asset managers and hedge funds in the UK and EMEA. He began his City career in Equities at Goldman Sachs in 1992. Before entering the City David served as a British Army Officer with The Sixth (Queen Elizabeth’s Own) Gurkha Rifles. He is a Graduate of The Royal Military Academy, Sandhurst and Pembroke College, Cambridge.

David has lectured at The Royal College of Defence Studies and the Master of Finance Course at the Judge Business School, Cambridge University. He is a Trustee of several educational and military charities.

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Terry Rafih– Director - Age 67

Terry Rafih has been Chief Executive Officer at Bright Green Corp. (“BGC”) since September 2022 and the Chairman of BGC’s Board since October 2019, and previously served as BGC’s Interim Chief Executive Officer from June 2022 to September 2022. Since January 1989, Mr. Rafih has been the Owner and Chief Executive Officer of Rafih Automotive Group, one of Canada’s largest networks of auto dealerships. Mr. Rafih has decades of business experience and has managed mergers and acquisitions representing several billion dollars in aggregate value. Mr. Rafih received a B.S. in business administration from the University of Windsor. Mr. Rafih brings over 30 years of executive leadership experience to the Board. Mr. Rafih’s insights are critical to Board discussions.

Aside from that provided above, Mr. Rafih is not a director of any public companies. We believe Mr. Rafih is qualified to serve on our Board of Directors because of his prior service as a board member and officer over public companies with years of experience and involvement with public company acquisitions.

Aside from it being a condition of the Share Purchase, there were no arrangements or understandings between Mr. Rafih and any other persons pursuant to which such individual was selected as a Director of our company.

There are no family relationships between our officers and/or directors.

Other than described above in Item 1.01, Hitchcock and Rafih have not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

We intend to offer an Employment Agreement with Mr. Hitchcock at some point in the future.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alterola Biotech, Inc.

/s/ David Hitchcock

David Hitchcock

Chief Executive Officer

Date: October 7, 2022

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